Exhibit 99.2

Textile Effects Business of Ciba Specialty Chemicals Holding Inc.

Combined Statements of Income

Unaudited

(in millions of Swiss francs)

		Six Months Ended
		June 30,	June 30,
	Notes	2006	2005
Net sales		661	643
Cost of goods sold		(453)	(464)
Gross profit		208	179
Selling, general and administrative		(147)	(145)
Research and development		(16)	(15)
Amortization of other intangible assets	8	0	(1)
Restructuring and impairment charges	9, 10	(27)	(23)
Operating income (loss)		18	(5)
Other financial (expense) income, net		(2)	6
Income before income taxes and minority interest		16	1
Provision for income taxes	13	(6)	(2)
Minority interest		2	(1)
Net income (loss)		12	(2)

Textile Effects Business of Ciba Specialty Chemicals Holding Inc.

Combined Balance Sheets

Unaudited

(in millions of Swiss francs)

		June 30,	December 31,
	Notes	2006	2005
Assets
Current assets
Cash and cash equivalents		10	6
Accounts receivable, net	4	268	245
Inventories	5	316	309
Prepaid and other current assets		22	24
Prepaid pension costs	16	41	47
Deferred income taxes		6	8
Total current assets		663	639
Property, plant and equipment, net	6	0	0
Goodwill	7	0	0
Other intangible assets, net	8	1	1
Other assets	11	26	30
Total assets		690	670

Liabilities and net investment
Current liabilities
Accounts payable		122	115
Short-term debt		1	10
Short-term debt from related parties		6	10
Accruals and other current liabilities	12	119	130
Total current liabilities		248	265
Deferred income taxes		0	2
Other liabilities	14	71	75
Total liabilities		319	342
Minority interest		1	2
Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business		370	326
Total liabilities and net investment		690	670

Textile Effects Business of Ciba Specialty Chemicals Holding Inc.

Combined Statements of Cash Flows

Unaudited

(in millions of Swiss francs)

	Six Months Ended
	June 30,	June 30,
	2006	2005
Cash flows from operating activities
Net income (loss)	12	(2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	0	22
Deferred income taxes	(6)	7
Restructuring and impairment charges	27	23
Minority interest and other non-cash items, net	0	(23)
Changes in operating assets and liabilities:
Accounts receivable, net	(31)	(33)
Inventories	(13)	(27)
Accounts payable	10	(2)
Other operating assets and liabilities	(20)	7
Net cash used in operating activities	(21)	(28)

Cash flows from investing activities
Capital expenditures	(9)	(5)
Loans and other long-term assets	3	(6)
Net cash used in investing activities	(6)	(11)

Cash flows from financing activities
Decrease in short-term debt, net	(9)	0
(Decrease) increase in short-term debt from related parties, net	(3)	1
Net contributions by Ciba Specialty Chemicals Holding Inc.	44	37
Net cash provided by financing activities	32	38

Effect of exchange rate changes on cash and cash equivalents	(1)	0
Net increase (decrease) in cash and cash equivalents	4	(1)
Cash and cash equivalents, beginning of year	6	3
Cash and cash equivalents, end of period	10	2

Textile Effects Business of Ciba Specialty Chemicals Holding Inc.

Notes to Combined Financial Statements

Unaudited

(in millions of Swiss francs)

1.              Basis of Presentation

Ciba Specialty Chemicals Holding Inc.

Ciba Specialty Chemicals Holding Inc. and its consolidated subsidiaries (“Ciba Specialty Chemicals” or the “Company”) is a global leader in the discovery and manufacture of innovative specialty chemicals that provide color, performance and care for plastics, coatings, textile, paper and other products. The Company’s products and services are also used to provide clean water and to treat water streams in industrial and municipal applications.

Textile Effects Segment

The segment Textile Effects (“Segment”) serves the textile industry, offering dyes and chemicals, services and integrated solutions to customers along the whole textile value chain. The Segment’s products include dyes and chemicals for dyeing and printing of almost all textile fibres, optical brighteners and textile finishing products for protection and easy-care. Services offered by the Segment include color matching via the internet and technical consultancy regarding textile color and effects management for international brand houses and retailers.

Divestment of Textile Effects Business

On February 20, 2006, the Company announced that it had entered into a definitive agreement to sell the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. (the “Textile Effects Business”) to Huntsman Corporation (“Huntsman”) for a consideration of CHF 322 million in cash and assumed debt. The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment. The assets and liabilities allocated to the Textile Effects Business include certain assets and liabilities of the Textile Effects Segment as well as certain assets and liabilities of the Company’s other reporting segments and group service units that have been assigned to the Textile Effects Business in accordance with the Share and Asset Purchase Agreement (“SAPA”) between the Company and Huntsman, dated February 18, 2006.

The sale of the Textile Effects Business to Huntsman was completed on June 30, 2006.

Basis of combination and presentation

The accompanying combined financial statements of the Textile Effects Business include the assets, liabilities, results of operations and cash flows attributable to the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. and its wholly owned and majority owned subsidiaries. These financial statements have been derived from the Company’s interim consolidated financial statements in 2005 and 2006 and have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment of Ciba Specialty Chemicals. The Textile Effects Business is not a separate legal entity and has not been separately financed. The majority of the operations of the Textile Effects Business is operated in legal entities that include some of the business operations of the Company’s other operating segments. For these legal entities, the assets, liabilities, results of operations and cash flows that relate to the operations, affairs and conduct of the Textile Effects Business operations have been allocated to the Textile Effects Business according to the procedures and methods described below and are included in the accompanying combined financial statements. The assets, liabilities, results of operations and cash flows of legal entities that are exclusive to the Textile Effects Business, in which Ciba Specialty Chemicals has a controlling interest, have been consolidated and any applicable minority interest has been recorded. The position ‘Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business’, included in the accompanying combined financial statements, represents the residual net investment in the Textile Effects Business contributed by Ciba Specialty Chemicals. All significant intercompany accounts and transactions between Textile Effects Business operating units have been eliminated in the combined financial statements.

Assets and liabilities have been attributed in the Combined Balance Sheets according to the SAPA. Accordingly, property, plant and equipment, accounts receivable and inventories that are directly related to the Textile Effects Business as defined in the SAPA have been directly attributed in the Combined Balance Sheets. Prepaid and other current assets, other assets, accounts payable, accruals and other current liabilities and other liabilities include amounts specifically identified as they relate to the Textile Effects Business operations and also include allocations of shared assets and liabilities that have been allocated to the Textile Effects Business primarily according to sales and headcount keys.

‘Restructuring and impairment charges’ includes restructuring expenses that were incurred by the Company and are directly related to the Textile Effects Business operations. These costs were not previously charged to the Textile Effects Segment of the Company.

Allocations of corporate headquarters expenses have been included in the line ‘Selling, general and administrative’ in the Combined Statements of Income. These expenses relate to corporate accounting and treasury, legal and environmental advisory, corporate technology, human resources, corporate communications, internal audit and executive committee activities. Costs have been allocated based on the Textile Effects Business sales in each year relative to the Company’s.

‘Other financial expense, net’ includes allocations of treasury and risk management costs that were not previously charged to the Company’s reporting segments. These costs have been allocated based on the relative sales and raw material costs of the Textile Effects Business to the Company’s.

The Textile Effects Business, as part of Ciba Specialty Chemicals, receives IT infrastructure services rendered by the Company. These services relate mainly to the provision of wide area network (“WAN”) and enterprise resource planning (“ERP”) systems. The services are charged at cost of providing the service primarily according to number of users. The Textile Effects Segment also provides manufacturing services to and receives manufacturing services from the Company. Costs charged between the Textile Effects Segment and the Company are for the costs of providing the services and include total manufacturing cost incurred by the operating unit providing the service.

Taxes are closely linked with the legal structure of the Company and are affected by operational and non-operational transactions. The provision (benefit) for income taxes attributable to the Textile Effects Business has been computed on the separate return method. This included an allocation of the Ciba Specialty Chemicals group tax provision which was computed using an effective tax rate excluding the effects of items that would be specifically related to the Textile Effects Segment had they filed a separate income tax return in the years presented. The specifically identified items were then added to the allocated tax expense to compute the full allocable tax expense for the Textile Effects Business. Income taxes payable or receivable that would have been incurred by the Company on behalf of the Textile Effects Business are included in the line ‘Net investment of Ciba Specialty Chemicals Holding Inc in the net assets of the Textile Effects Business’ in the Combined Balance Sheets. Deferred income taxes have been allocated based on the underlying allocation of the assets and liabilities of the Textile Effects Business in each of the tax paying jurisdictions in which Textile Effects Business operates.

Management of the Company believes the allocations reflected in the combined financial statements are reasonable under the circumstances, however, the costs allocated to the Textile Effects Business are not necessarily indicative of the costs that would have been incurred if the Textile Effects Business had incurred these costs and performed these functions as a stand-alone entity. In addition, there can be no assurances that such allocations will necessarily be indicative of the future results of operations or what the financial position and results of operations of the Textile Effects Business would have been had it been a separate stand-alone entity during the periods covered.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management of the Company’s best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from those estimates.

2.              Summary of significant accounting policies

Foreign currency translation

The Textile Effects Business’ financial statements are prepared in millions of Swiss francs (CHF million). For most operations outside of Switzerland, where the functional currency is the local currency, income, expense and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at period-end exchange rates. The translation adjustments are included as a component of other comprehensive income in ‘Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business’ in the accompanying Combined Balance Sheets. The financial statements of subsidiaries that operate in economic environments that are highly inflationary maintain financial information for reporting purposes in U.S. dollars or Swiss francs and include gains and losses from translation in income. For foreign currency transactions, changes in exchange rates that arise between transaction, reporting and settlement dates resulted in both realized and unrealized exchange gains and losses.

Cash equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts receivable

Accounts receivable are recorded at their net realizable value after deducting an allowance for doubtful accounts. Such deductions reflect either specific cases or estimates based on historical incurred losses. This also includes an allowance for country specific transfer risks.

Inventories

The Company values its inventories at the lower of cost, determined principally on a first-in, first-out (FIFO) method, or market. Costs include all costs of production, including applicable portions of plant overhead. Allowances are made for obsolete and slow-moving inventory.

Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets ranging from approximately 20 to 50 years for buildings, 5 to 20 years for machinery and equipment, and 3 to 10 years for office furniture and fixtures and other equipment. The Company assesses its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. In such cases, if the sum of the asset’s expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset’s carrying amount over its fair value.

Property, plant and equipment acquired through finance lease arrangements are recorded as assets at the lesser of the present value of the minimum future lease payments or their fair value at the date of acquisition and depreciated over the useful life of the asset or, if the lease does not provide for the transfer of ownership of the assets to the Company, the lease term if it is shorter than the useful life of the asset. The corresponding obligation is recorded as a liability in the Combined Balance Sheets.

Goodwill and other intangible assets

Goodwill

Goodwill acquired in business combinations is capitalized at acquisition cost and annually evaluated at the reporting unit level for impairment using a two-step impairment test. In the first step, the book value of the reporting unit’s assets, including goodwill and other intangibles, and liabilities (the “net assets”) is compared to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the book value of its net assets, goodwill is deemed not impaired and the second step is not required. If, however, the fair value of the reporting unit is less than the book value of its net assets, the second step is required to measure the amount of impairment loss, if any.

In the second step, the current fair value of the reporting unit is allocated to all of its tangible assets, other intangible assets (including unrecognized intangible assets but excluding goodwill) and liabilities (the “assets and liabilities”). This fair value allocation to the assets and liabilities is made as if the reporting unit had been acquired as of the impairment testing date in a business combination and the fair value of the reporting unit was the price that would have been paid to acquire the reporting unit. The excess, if any, of the total current fair value of the reporting unit over the sum of the individual fair values assigned to its assets and liabilities is considered to be the current implied fair value of goodwill of the reporting unit. If the book value of the reporting unit’s goodwill exceeds this implied fair value of goodwill, that excess is an impairment loss, which is recorded as a component of operating income in the Combined Statements of Income. If the book value of the reporting unit’s goodwill is less than the implied fair value of goodwill, goodwill is not impaired.

During 2005, the Company completed the annual impairment test of goodwill and determined that the Textile Effects Business reported goodwill was fully impaired. See note 7.

Other intangible assets

Purchased identifiable intangible assets (“other intangible assets”) are capitalized at acquisition cost. Other intangible assets with finite lives are amortized on a straight-line basis over the estimated periods that such assets are expected to contribute to the cash flows of the Company (5 to 36 years). Other intangible assets with indefinite lives are not amortized.

The Company assesses other intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For such assets that are tested for impairment, if the sum of the asset’s expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset’s carrying amount over its fair value.

Other intangible assets with indefinite lives are reviewed annually for impairment, or on an interim basis if indications of possible impairment are present. For such assets, if the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that difference. Intangible assets with indefinite lives are reviewed annually to determine whether their useful lives remain indefinite. If such an asset is then determined to have a finite life, the asset is tested for impairment. The carrying amount of the intangible asset after recognition of an impairment charge, if any, is then amortized over the asset’s remaining useful life and further accounted for in the same manner as other intangible assets with finite lives.

Financial instruments

The Company determined that, due to their short-term nature, financial assets and liabilities such as cash equivalents, accounts receivable, accounts payable and short-term debt, have book values approximating their fair values.

Revenue recognition

Revenue is recognized upon shipment of goods to customers. Provisions for discounts and rebates to customers, product returns and other adjustments are provided for in the same period the related sales are recorded.

Income taxes

The provision for income taxes has been determined using the asset and liability approach and consists of allocated income taxes currently paid or payable to taxing authorities in the jurisdictions in which the Textile Effects Business operates plus allocated deferred taxes for the current year. Deferred taxes represent the estimated future tax consequences of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a future tax benefit will not be realized.

Restructuring

Costs associated with exit or disposal activities that do not involve discontinued operations are included in ‘Restructuring and impairment charges’ in the Textile Effects Business’ Combined Statements of Income. Liabilities for costs associated with exit or disposal activities are initially recognized and measured at fair value in the period in which the liability is incurred. Liabilities for one-time termination benefits provided to employees that are involuntarily terminated are recognized and measured at their fair value at the communication date unless the employees are required to render service beyond a minimum retention period in order to receive the termination benefits. If employees are required to render service beyond a minimum retention period, liabilities for the termination benefits are measured initially at the communication date based on the fair value of the liabilities as of the termination date and recognized ratably over the future service period.

Liabilities for costs to terminate contracts before the end of their term are recognized and measured at their fair value when the contracts are terminated. Liabilities for costs that continue to be incurred under contracts for their remaining term without economic benefit to the Company are recognized and measured at their fair value when the Company ceases using the rights conveyed by the contracts. Liabilities for other costs associated with exit or disposal activities are recognized and measured at their fair value in the periods in which the liabilities are incurred.

Environmental compliance and expenditures

The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Environmental operations and maintenance as well as remediation costs are accrued when environmental assessments and the need for remediation are probable and the costs can be reasonably estimated. The estimated liability is not discounted. Actual costs to be incurred at identified sites in future periods may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

New accounting standards

There were no new accounting standards issued by the FASB or other authoritative standard setters that became effective in either 2005 or 2006 that had a material effect on the Textile Effects Business’ financial statements.

3.              Exchange rates of principal currencies

			Statement of income
			average rates		Balance sheet
			Six Months Ended		period-end rates
			June 30,	June 30,	June 30,	December 31,
			2006	2005	2006	2005
1	U.S. dollar	(USD)	1.27	1.20	1.24	1.31
1	British pound	(GBP)	2.27	2.25	2.26	2.28
1	Euro	(EUR)	1.56	1.55	1.56	1.56
100	Japanese yen	(JPY)	1.10	1.13	1.07	1.12

4.              Accounts receivable

	June 30,	December 31,
	2006	2005
Accounts receivable	301	284
Allowance for doubtful accounts	(33)	(39)
Total	268	245

5.              Inventories

	June 30,	December 31,
	2006	2005
Raw materials	46	44
Work in process and finished goods	270	265
Total	316	309

Work in process and finished goods are shown after deducting allowances for obsolete, slow-moving and lower of cost or market adjustments of CHF 7 million at June 30, 2006, and CHF 11 million at December 31, 2005.

6.              Property, plant and equipment

In 2005, the carrying value of the Textile Effects Business’ fixed assets of CHF million was determined to be fully impaired. See note 9.

Depreciation expenses recorded in the Combined Statements of Income for the six months ended June 30, 2005 was CHF 26 million. No depreciation expense was recorded in 2006.

7.              Goodwill

During 2005, there was no change to the carrying amounts of goodwill of CHF 164 million at June 30, 2005, other than the impact of foreign currency movements between these periods. At December 31, 2005 the entire carrying amount of the Textile Effects Business’ goodwill balance of CHF 161 million was determined to be fully impaired and was written off during that period. See note 9.

8.              Other intangible assets

In 2005, intangible assets consisted of developed technology with a gross carrying amount of CHF 71 million at June 2005 (March 2005 CHF 69 million), and accumulated amortization of CHF 24 million at June 2005 (March 2005 CHF 23 million). At December 31, 2005 the intangible asset was determined to be fully impaired and the entire carrying amount was written off. See note 9. In 2006, a balance of CHF 1 million has been recognized from the recording of a minimum pension liability.

9.              Impairment charges

The global textiles market has been characterized in recent years by fierce competitive conditions, accelerated by the ending in 2005 of the WTO quotas that resulted in a rapid shift of the global textile business to Asia. This resulted in a marked decline in sales and profitability levels during 2005. The Company implemented various cost reduction initiatives aimed at restoring profitability levels. Despite these initiatives, profit levels remained low and triggered the testing of certain of the Business’ long-lived assets for impairment of their carrying values compared to their underlying fair values.

The Textile Effects Business’ fair value was estimated using an expected discounted cash flow technique that incorporated various probability-weighted scenarios including estimates as to future market growth, revenue development and profitability levels for the Textile Effects Business. The resulting overall fair value was determined to be lower than carrying value. Consequently, an impairment charge for property, plant and equipment, goodwill and intangibles of CHF 583 million was recorded in the 2005 Combined Statement of Income.

10.       Restructuring charges

Project Shape

In 2004, the Company implemented the restructuring plan Project Shape to improve the Company’s profitability. For the Textile Effects Business, the focus of Project Shape was acceleration of the shift of the Textile Effects Business’ focus to growth regions in Asia by reducing its European presence. The project involved the closure of a manufacturing facility in the U.K. and the rightsizing of plants in Europe and the U.S. with an expected reduction of approximately 420 positions. The cost of the program was initially expected to be CHF 64 million before tax comprised of employee severance costs of CHF 46, asset impairment charges of CHF 14 million and other costs of 4 CHF million. The planned project completion date is 2007.

During 2005, the Company expanded the scope of Project Shape and also accelerated the timing of certain elements of the project. This impacted Textile Effects Business with expected costs increasing by CHF 37 million from CHF 64 million to CHF 101 million before taxes. Of these amounts, employee severance costs increased by CHF 32 million from CHF 46 million to CHF 78 million due to the number of reductions of positions having increased by 40 to approximately 460. In addition, Project Shape asset impairment charges increased by CHF 3 million from CHF 14 million to CHF 17 million net of expected sales proceeds and other costs increased by CHF 1 million from CHF 4 million to CHF 5 million.

Amounts charged to ‘Restructuring and impairment charges’ in the Combined Statements of Income in 2006 and 2005 consisted of:

	Six Months Ended
	June 30,	June 30,
	2006	2005
Severance	11	20
Asset impairment	13	3
Other costs	3	0
Total	27	23

11.       Other assets

	June 30,	December 31,
	2006	2005
Deferred income taxes	20	22
Loans to third parties, net of allowance	2	4
Other	4	4
Total	26	30

12.       Accruals and other current liabilities

	June 30,	December 31,
	2006	2005
Payroll and employee benefits	35	34
Taxes other than income taxes	16	14
Rebates	4	5
Retirement and postemployment benefits	4	6
Deferred income taxes	29	37
Other accruals	31	34
Total	119	130

13.       Income taxes

Factors causing the effective income tax provision to differ from the statutory rates at June 30, 2006 included an increase in valuation allowance of CHF 2 million (June 2005 CHF 0 million) in connection with the restructuring and impairment charges incurred in 2006 and allocated permanent differences of CHF 2 million (June 2005, CHF 2 million).

14.       Other liabilities

	June 30,	December 31,
	2006	2005
Environmental remediation and compliance	6	6
Retirement and postemployment benefits	56	60
Other	9	9
Total	71	75

15.       Other comprehensive income

The after-tax components of other comprehensive income were:

	June 30,	Dcember 31,
	2006	2005
Currency translation adjustment	40	52
Minimum pension liability, net of tax	(3)	(3)
Accumulated other comprehensive income	37	49

16.       Retirement benefits

Defined benefit pension plans

With the exception of certain employees in Germany, the majority of the Textile Effects Business employees participate in the Company’s pension plans which includes other non Textile Effects Business employees of the Company. As the Company does not perform separate actuarial calculations on a reporting segment or group service unit level for its pension plans, insufficient actuarial information for purposes of plan asset allocations is available. Accordingly, these plans are treated herein as multi-employer plans. The Company has allocated pension costs and contributions of each plan to the Textile Effects Business based on an allocation of total headcount of the Textile Effects Business employees covered by any such plan in relation to total headcount of all Company employees covered by that plan. Annual contributions to these plans made by the Company and charged to the Textile Effects Business during June 30, 2006 and 2005 were CHF 9 million and CHF 11 million, respectively.

Defined benefit pension plans-Germany

Certain employees of the Textile Effects Business in Germany participate in a Company defined benefit pension plans that is exclusive only to the employees of the Textile Effects Business.

The components of net pension expense were:

	Six Months Ended
	June 30,	June 30,
	2006	2005
Service cost	1	1
Interest cost	1	1
Total net pension expense	2	2

During the six months ended June 30, 2006 and 2005, the Company contributed CHF 1 million and CHF 1 million, respectively.

Other postretirement benefits

The employees of the Textile Effects Business participate in postretirement benefit plans of the Company. The Company’s other postretirement plans in which employees of the Textile Effects Business participate in are not funded by the Company, did not require significant amounts to be recognized in the Combined Statements of Income for the periods ended June 30, 2006 and 2005, and are not expected to require significant future annual benefit payments.

17.       Commitments and contingencies

Contingencies

The Textile Effects Business operates in countries where political, economic, social, and legal developments could have an impact on the operational activities. The effects of such risks on the Textile Effects Business’ results, which arise during the normal course of business, are not foreseeable and are therefore not included in the accompanying financial statements.

In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, commercial, environmental, and health and safety matters that could affect the Textile Effects Business. There are no such matters pending that the Company expects to be material in relation to the Textile Effects Business’ business, financial position or results of operations.

Environmental

The specialty chemicals business is highly regulated in many countries. A number of increasingly stringent regulations govern the manufacturing processes used and the waste and emissions created by the Company, including the Textile Effects Business, in all of its jurisdictions in which it does business and will create significant ongoing costs for the Company, including the Textile Effects Business. In addition, many of the Company’s manufacturing sites, including the Textile Effects Business, have an extended history of industrial, chemical and other processes.

The Company continues to participate in environmental assessments and clean-ups at a number of locations, including operating facilities, previously owned facilities and United States Superfund sites. The Company accrues for all known environmental liabilities for remediation costs when a clean-up program becomes probable and costs can be reasonably estimated. The Textile Effects Business has been allocated environmental liabilities related to manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. The contractual terms of the sale of the Textile Effects Business (see note 1) stipulate that, in general, the Company will retain responsibility for environmental claims relating to the operations of the Textile Effects Business prior to June 30, 2006. With respect to any such environmental liabilities, the Company’s obligation to indemnify is unlimited in amount and to a period of fifteen years following June 30, 2006, except for off-site releases, liabilities resulting from non-compliance, and certain risk management assessments and upgrades to buildings at one specific site, which are unlimited in time.

The Company believes that the environmental reserves allocated to the Textile Effects Business are sufficient to meet all currently known environmental claims and contingencies at those subsidiary locations and manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. Because of the nature of the Company’s operations, including the Textile Effects Business, however, there can be no assurance that significant costs and liabilities from ongoing or past operations will not be incurred in the future. In addition, environmental clean-up periods are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations.